CHS ELECTRONICS, INC. DECLARES DIVIDEND
                 DISTRIBUTION OF PREFERRED STOCK PURCHASE RIGHTS

         Miami, Florida, January 21, 1998 - CHS Electronics, Inc. (Nasdaq:
CHSE), a leading international distributor of microcomputer products, announced today that its Board of Directors has adopted a preferred stock purchase rights plan and declared a dividend distribution of one preferred stock purchase right for each outstanding share of the company's common stock.

         "The plan is similar to plans adopted by many other public companies," said Claudio Osorio, Chairman, President, and Chief Executive Officer of CHS. "The Rights are designed to assure that all CHS shareholders receive fair and equal treatment in the event of any proposed takeover of the Company. It is also designed to guard against partial tender offers, squeeze-outs, open market accumulations and other coercive or unfair tactics which might provide inadequate value to shareholders. The plan is a precaution taken to protect the rights of our shareholders."

         The rights are intended to enable all shareholders to realize the long-term value of their investment in the company. They will not prevent a takeover, but should encourage anyone seeking to acquire the company to negotiate with the Board of Directors prior to attempting a takeover.

         Each Right has an initial exercise price of $100 for one-one thousandth of a share of the company's series A junior participating preferred stock. The rights will be exercisable only if a person or group acquires 15% or more of the Company's common stock (or 10% of such stock under certain circumstances) or announces a tender offer the consummation of which would result in ownership by a person or group of 15% or more of the common stock (or 10% of such stock under certain circumstances). Upon such occurrence, each right (other than rights owned by such person or group) will entitle the holder to purchase from the Company the number of shares of the Company's common stock having a market value equal to twice the exercise price of the right.

         If CHS Electronics is acquired in a merger or other business combination transaction, or sells more than 50% of its assets or earning power, after a person or group has acquired 15% or more of the Company's outstanding common stock (or 10% of such stock under certain circumstances), each right (other than rights owned by such person or group) will entitle its holder to purchase, at the right's then-current exercise price, a number of the acquiring company's common shares having a market value of twice such price.

         Following the acquisition by a person or group of 15% or more of the Company's common stock (or 10% of such stock under certain circumstances) and prior to an acquisition of 50% or more of the common stock, the Board of Directors may exchange the rights (other than rights owned by such person or group) at an exchange ratio of one share of common stock per right.

         Prior to the acquisition by a person or group of beneficial ownership of 15% or more of the Company's common stock (or 10% of such stock under certain circumstances), the rights are redeemable for $.000001 per right at the option of the Board of Directors.


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         The dividend distribution will be made on January 30, 1998, payable to shareholders of record on that date. The rights will expire on January 15, 2008. The rights distribution is not taxable to shareholders.

         Miami-based CHS Electronics is a leading international, full-service distributor of microcomputers, peripherals and software products to more than 98,000 resellers in more than 38 countries in Europe, Latin America, Asia and Africa. Unlike other computer wholesalers, CHS Electronics distributes a limited product line for a limited number of leading computer manufacturers and does so only outside the United States. The Company believes that its "focused distribution" enables it to respond more quickly to customers, provide better service, and reduce inventory and working capital requirements. CHS believes it is the largest microcomputer distributor in Latin America and in Europe, number one in Germany and France and number two in the United Kingdom and Switzerland.

         To receive additional information on CHS Electronics, Inc. via fax at no charge, dial 1-800-PRO-INFO and enter code CHSE.

         THE ABOVE STATEMENTS MADE BY CHS ELECTRONICS, WHICH ARE BASED ON CURRENT EXPECTATIONS, MAY DIFFER MATERIALLY FROM ACTUAL RESULTS. AMONG FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY ARE CHANGES IN BUSINESS CONDITIONS, GROWTH IN THE PERSONAL COMPUTER INDUSTRY AND THE GENERAL ECONOMY; COMPETITION; CHANGES IN PRODUCT MIX; AND THE RISK FACTORS LISTED BY CHS ELECTRONICS' REPORTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.


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